Exhibit 99.2

Q3-2007 Earnings Conference Call Transcript

November 8, 2007

2:00 pm Pacific Time

Operator:	Good afternoon, my name is Phyllis and I will be your conference operator today. At this time, I would like to welcome everyone to the Autobytel third quarter 2007 conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you.

Mr. Brogan you may begin your conference.

Larry Brogan:	Thank you and good afternoon to everyone. I’d like to welcome you to Autobytel’s 2007 third quarter conference call. With us on the line today are Jim Riesenbach, Autobytel’s President and Chief Executive Officer, and Monty Houdeshell, the company’s Chief Financial Officer.

Before we begin, I need to remind everyone that during today’s call, including the Q&A session, any projections and forward looking statements made regarding future events and the future financial performance of the company are covered by the Safe Harbor Statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.

Please note that actual events or results may differ materially from those forward looking statements. Specifically, please refer to the company’s Form 10-K for the year ended December 31, 2006 and 2007 Form 10-Q filings, which identify the principal factors that could cause results to differ materially from those forward looking statements.

Now I’ll turn the call over to Jim.

Jim Riesenbach:	Thank you Larry and thanks to everyone for joining us today. I’m going to start with a few preliminary thoughts and then Monty will join us for a detailed review of our third quarter financial results.

The big recent news at Autobytel, of course, is that our new automotive website, MyRide.com, officially launched and began its initial marketing roll out in early October.

And while it’s still too early to speak definitively about specific results, the response to the site, both from consumers and from the industry at large, has been extremely positive.

MyRide’s technology is working well and the number of visitors to and across the site has been steadily increasing, and we’ve begun a series of ongoing efforts to further improve and enhance the site, the content and the user experience based on actual usage data. We’ll get further into MyRide in more detail later in the call, but first a review of the quarter.

We’re pleased that third quarter revenue came in slightly ahead of our projections, primarily because of better than expected performance in our leads business. However, I want to be clear that I and the other Autobytel leadership team are not satisfied with the company’s financial performance at this point of time.

We are not as far along financially or operationally as I would have liked or expected by now. Nevertheless, we anticipate that our continued focus on implementing improvements should reap positive results in the quarters ahead.

We continue to firmly believe that we have the right business strategy in place and we’re starting to successfully execute against it on all fronts, including continuing to refine our focus on our media-based strategy as well as aggressively targeting costs.

For example, after a thorough and comprehensive analysis of our overall operations over recent months, we’ve been able to pinpoint significant areas for cost reduction and process improvement, and we’ve taken aggressive action based on that analysis, including steps taken this week that I’ll discuss shortly.

As a result of these actions, it’s now our goal to be break-even by the end of the second quarter of 2008 on a cash flow basis, before working capital and CAPEX requirements. We’re extremely focused on managing our cash position, which held steady compared with the end of the second quarter, as well as on streamlining and simplifying the operations of our business, which is a continuing process. We’re comfortable with our ability to fund our key company-wide growth initiatives through the end of 2008, which is our target for reaching GAAP profitability. And we are making progress against the three areas that I expect to be our major top-line revenue growth drivers over the coming year: one - aggressively launching and growing our used car program; two, diversifying our advertiser base by penetrating regional and local automotive markets, as well as other advertising categories based around the automotive lifecycle; and three, increasing advertising impressions across our network, primarily by driving increased consumer traffic to our new MyRide.com website.

I’d now like to turn the call over to Monty to provide specific details about our third quarter financial results. Then I’ll come back to talk more about our growth drivers and our approach to improving financial performance and building a business with sustainable long term value.

Monty.

Monty Houdeshell:	Thank you, Jim.

Before I begin, I’d like to remind you that for purposes of our financial reporting, revenues and expenses associated with our Retention Performance Marketing and AIC businesses which we sold earlier this year have been reported in discontinued operations.

As Jim mentioned, the third quarter ended September 30, 2007 was slightly ahead of the comparable prior year period, increasing to $24.8 million, from $23.7 million last year and $24.3 million in the preceding second quarter.

Approximately 71% of revenue came from leads, 17% from advertising and 12% percent from CRM and other. By comparison, leads reported - leads represented 69% of third quarter 2006 revenues, advertising was 18% and CRM and other was 13%.

Lead revenue was sequentially stronger in the third quarter as we began to see the benefit from our new multiple lead distribution technology called MLD, which allows us to more effectively optimize the value of each consumer lead by distributing the lead to multiple customers simultaneously. This helped boost both lead fee revenue and purchase request activity during a traditionally soft period seasonally. Although initially this technology has primarily had an impact on our wholesale lead volume, it should eventually enhance our retail revenue as we expand our dealer base.

This is an important program for us because consumers benefit as multiple dealers now compete for their business and dealers can benefit from increased sales as they improve their responsiveness to customer leads.

In Q3, purchase request volume was the highest it has been in 18 months, growing more than 16% from last year’s third quarter and more than 7% from the June quarter. MLD, combined with our longer-term focus on generating new and used car leads directly from the new MyRide.com site, should help keep lead volume growing and help improve our margins over time. However, it should be noted that the fourth quarter is a traditionally slow period for auto lead referral.

During the third quarter, we delivered approximately 825,000 purchase requests compared with 712,000 in the prior year third quarter and 771,000 in the second quarter of this year.

In the third quarter of 2007, approximately 58% of our purchase requests were delivered to retail dealers compared with 68% one year ago. The remaining 42% were delivered to enterprise dealers and auto manufacturers compared with 32% to enterprise dealers and OEMs in the third quarter of last year.

Average revenue per purchase request was $17.65 in the third quarter of 2007, compared with $18.77 in the year-ago period and $17.70 in the 2007 second quarter.

The year-over-year decline primarily reflects the increase mix of wholesale purchase requests, which generally carry a lower average price. MLD in the short term is expected to increase the mix of wholesale leads, which could result in lower average prices.

Finance leads held up reasonably well this quarter, especially in light of the ongoing issues in the credit markets. We delivered 180,000 finance leads in the third quarter of this year, versus 212,000 in the year ago period and 190,000 [CORRECTION: 195,000] in the second quarter of 2007.

Average revenue per finance lead in the third quarter of 2007 grew for the third consecutive quarter to $16.74 from $14.63 in the third quarter of last year and $15.55 in the second quarter of this year.

Cost per lead also increased proportionally. Both the volume trend and the increased lead prices are in part a reflection of the company’s continued efforts to improve the quality and conversion of the finance leads in our network.

Ad revenue during the third quarter was up slightly from the year-ago period but down on a sequential basis. We believe the reasons behind the sequential decline are short-lived and not indicative of any long-term problem or general slowdown. Page views during the quarter were 99.7 million, down 7% from last year’s third quarter and down 15% from the second quarter of 2007.

Decline in ad page view during the quarter was primarily the result of technical issues that delayed the official launch of MyRide.com while affecting traffic on the legacy sites as well early in the quarter. With the site fully launched in October, we think that the technical issues have been resolved.

Additionally, since bringing on our new VP of advertising and launching MyRide, we have undertaken a program to eliminate lower quality traffic sources in order to improve the performance of our advertising, which has also had a temporary impact on total ad page views.

Our internal monitoring suggests that we are already seeing substantial performance improvements as a result of these changes. However, with this traffic quality initiative, we do not expect to see an increase in page views during the traditionally slow fourth quarter.

Revenue per thousand page views, or RPM, was $41.15 in the third quarter of 2007, versus $35.18 in the third quarter of last year and $40.02 in the prior sequential quarter.

RPMs were stronger than last year due to improve sell through of high value inventory. It is important to note that with the launch of MyRide and its broader range of automotive content, it is likely that RPMs in newer content and community areas may be somewhat lower, quite possibly having a dilutive effect on overall RPMs in future quarters.

Moving now to our expense items. Cost of revenue, which includes traffic acquisition costs, totaled $15 million in the third quarter of 2007, compared with $11.7 million in the third quarter of 2006 and $12.7 million in the second quarter of 2007.

Cost of revenue was 60% of total revenue in the 2007 third quarter, compared to 49% in the third quarter last year and 52% in the second quarter of 2007.

Cost of revenue as a percent of revenue was higher in the current quarter for three primary reasons. First, we continued to tap into a greater number of third party leads to meet dealer demands. The cost of acquiring the best quality third party leads continues to escalate, bringing added pressure on margins. Second, depreciation and amortization of costs related to MyRide began. We recorded expense of $800,000 in the quarter related to this amortization. Finally, the third quarter saw a shift in revenue mix between higher margin advertising and lower margin lead revenue and there was a margin reducing shift in the mix of OEM to retail leads. We believe this OEM versus retail lead mix trajectory will continue into the seasonally slow fourth quarter.

As I mentioned last quarter, we believe that as MyRide grows, we’ll be able to successfully mitigate the margin pressure of acquiring third-party leads by generating more organic leads to meet the ever growing demands of automakers and dealers.

Of the 8 percentage point sequential increase in cost of revenue, 3.5 percentage points were attributable to the depreciation and amortization of MyRide; 2.5 percentage points were attributable to computer software and maintenance, advertising, media and other My Ride related costs; and 2.2 percentage points were attributable to the shifting revenue mix.

Now let’s discuss operating expenses.

We are pleased to report that operating expenses for the 2007 third quarter declined 18% year-over-year to $16.7 million from $20.3 million in the third quarter of last year.

This was primarily the result of lower legal expenses, other professional fees and lower incentive compensation expense. Sequentially, on the same basis, total operating expenses were down $700,000 compared to the second quarter of this year due primarily to lower incentive compensation expense.

As Jim told you, managing our cost structure continues to be one of the top priorities for the management team, and we believe we can make significant headway towards further cost reductions starting in the fourth quarter of this year. Jim will have more to say about that in a few minutes.

Our loss from continuing operations was $6.3 million or $.14 per fully diluted share in the third quarter of 2007, another improvement over the loss of $7.9 million or $.19 per fully diluted share in the year-ago period.

Our net loss in the third quarter of 2007 was also $6.3 million or $.14 per fully diluted share versus $7.9 million or $.19 per fully diluted share in the third quarter of 2006. The year to date net loss in 2007 is $2.4 million, reflecting the gain on sale of discontinued operations and the patent settlement.

Non-cash share based compensation in the third quarter of 2007 was $1.2 million, compared with $1.4 million in the third quarter of 2006.

Capital expenditures related to MyRide were approximately $300,000 in the third quarter of 2007, bringing our total spend on the site and platform build in 2007 to $6.4 million, in line with our original estimate of $5 to $7 million for the year.

Total capital spending in the quarter was approximately $400,000. We are largely done with capital spending related to the site, and have now begun to direct spending towards marketing the site to consumers, auto dealers and manufacturers. Our MyRide marketing activities began in earnest early in the fourth quarter of this year, and we expect to spend $2 to $3 million during Q4.

In addition, we will be redirecting some of our usual $2 to $3 million Search spend per quarter previously spent on driving traffic to Autobytel’s legacy sites to promoting MyRide. The marketing spend will be primarily ROI driven, based on real-time data and effectiveness.

Finishing up with our balance sheet.

As of September 30, 2007, our domestic and restricted international cash and cash equivalents from short-term investments totaled $28.3 million, the same as at the end of June and up $2.2 million from $26.1 million at the end of December 2006. We benefited in the quarter from some favorable working capital trends that may reverse next quarter.

We continue to believe that we have sufficient capital to fully implement our growth strategies. In addition to the $28 million on hand at the end of September, we have non-core assets and businesses from which further value can be unlocked.

For example, this week we received approximately $4 million from the sale of our interest in Autobytel Japan. In March, we are scheduled to receive $2.7 million of the $8 million still owed to us by Dealix under that patent settlement agreement.

All of this combined with our target of reaching break-even cash before CAPEX and working capital requirements by the end of the second quarter of 2008, gives us confidence that we will have sufficient capital to meet our needs.

Now I’ll turn the call back to Jim for an update on our recent initiatives and the debut of MyRide. Jim?

Jim Riesenbach:	Thanks Monty. I’ll start by expanding on the thoughts I shared with you at the outset of the call and then we’ll turn it over to questions.

I said that we are attacking or P&L through two distinct avenues. The first is by focusing on several key top-line revenue growth drivers that best leverage our strengths and assets. The second is by simplifying and streamlining the business operations, allowing us to remove unnecessary expenses and bring more flexibility and efficiency to our cost structure.

Our first major revenue growth opportunity is in the used car segment. The used car marketplace is huge, in many ways even larger than the new car market and is often more profitable for our dealers. Yet until now, Autobytel has not placed as much focus on used cars, and therefore Used has represented less than 10% of our leads business.

However, with the recent launch of MyRide.com, we are now well positioned to become an important force in the used car marketplace, providing consumers with what we believe is the Internet’s largest base of used car listings and sophisticated used car search tools. We believe -- we expect that used cars will be a growth driver for Autobytel and will account for a significantly increased proportion of our lead revenue over time.

Additionally, we recently launched an innovative pay-per-call offering to dealers, which we think will be important to the growth of our Used category. Until now the used car internet market leaders have generally required dealers to pay flat subscription fees, often in the many thousands of dollars a month, for placing listings on their sites regardless of how many leads are generated or how well those leads perform.

We believe that a purely performance-based model provides greater benefits for our dealer customers and for Autobytel. Our participating dealers benefit by paying only for the leads they receive while also gaining added exposure through premier positions within MyRide’s used car listings.

And since used car buyers most frequently pick up the phone and call the dealer, each MyRide used car listing from our dealers will include a dedicated, trackable phone number that consumers use to contact the dealership directly, helping dealers convert interest to action and enhance closing ratios.

At the same time, we are continuously augmenting our used car listings to provide consumers with the best possible used car content and experience anywhere on the Web.

Our second key top-line growth driver focuses on expanding our reach into under-penetrated internet automotive advertising sectors, such as “Tier 2”, the regional dealer associations, and “Tier 3”, which are the local dealers.

Historically, the manufacturers have been the biggest online advertisers in the auto category, as they’ve invested to establish, reinforce and grow their brands and products.

But the Internet is the most powerful advertising tool available for these other groups as well, since it drives not only awareness, but real consumer action.

Regional dealer associations typically advertise to promote events and regional incentive programs for their brand and dealer base, and local dealers typically look to drive traffic and transactions for their stores.

These clients are discovering that the Internet is the best possible vehicle to accomplish all of these goals and our new ad programs have been created to help them achieve highly measurable and efficient performance.

For instance, we are currently working with a number of dealers who’ve signed on as pilot MyRide.com customers for our new local dealer advertising program, which we plan to roll out more broadly during the next quarter.

And we have quite a bit of work underway to deliver powerful new programs to the regional associations in 2008. Additionally, we are actively diversifying into related automotive advertising categories like service, parts and accessories, insurance and finance.

Increasing our mix and base of advertisers will be a key element of our revenue optimization efforts as we grow our consumer traffic and ad impressions.

Finally, our third major revenue growth opportunity revolves around growing ad impressions by increasing visits, page views and overall traffic throughout our network.

The recent consumer launch of MyRide.com plays a significant part in that equation.

MyRide.com was designed to deliver a fundamentally new and better automotive online experience for consumers. As the first major automotive site to deeply integrate vertical web search capabilities, research and buying content, and a wide range of social networking and multimedia functionality, MyRide.com brings together the wide range of consumer online automotive interests all in one place.

MyRide has been created to cover the entire automotive lifecycle, from purchase to enhancement, to ownership, to pure enthusiasm and love of cars, bringing it all together in one place and making it easier for consumers to navigate and find whatever it is they’re looking for, whether from our own outstanding editorial content, leading branded content from partners such as Car & Driver, or Road & Track, or from the web at large. And while the launch is a major accomplishment, it’s just the beginning.

Although a huge effort went into building MyRide and its entirely new underlying platform over the past nine months, we’re now moving into an extremely active “continuous improvement” stage to expand and improve virtually every aspect of the content, functionality and user experience of MyRide.

Over the coming months and beyond, we’ll be significantly enhancing the research and shopping experience, interweaving additional social networking content throughout the entire site, creating deeper search capabilities with enhanced video and blog searches, and adding more third party, consumer generated and blog reviews from across the Web for every make and model of vehicle.

Early feedback from consumers, auto dealers and manufacturers has been extremely positive. We expect to gain additional feedback over the coming months to help us continue to improve the site.

Immediately after launching MyRide we rolled out an interactive marketing campaign to attract a wide range of users to try the site.

Working with Y&R Brands and KSL Media we’ve designed our marketing initiatives to target in-market car shoppers, car owners and buyers, and car lovers at strategic venues across the Web.

Our online ad programs have been running on major sites like Yahoo!, AOL, and ESPN, as well as across the major online advertising networks. We’re now deeply analyzing and optimizing our media spend against those activities that provide the greatest return on investments.

Our initial campaign targets include email marketing to our current database of more than 9 million consumers, banner ads that reach well beyond our established consumer base of several million monthly visitors, and search engine marketing and optimization that targets key online automotive behaviors.

We launched MyRide with advertising from 34 of the 36 major auto brands sold in the U.S., and we plan to expand and grow our presence in 2008. In fact, we recently completed the 2008 up-fronts for advertising commitments from OEMs, and we’ve found strong receptivity to MyRide, with a number of advertisers significantly increasing their budgeted spends.

We’ve positioned ourselves with our advertisers as the company that tries harder and offers more innovation, flexibility, and better value than any of our competitors.

The automotive online ad category remains strong and robust. In fact, across the board, we find in most auto category advertisers moving more and more of their media spend to the internet from traditional media like newspapers, radio and TV.

For Autobytel and MyRide, the major work ahead of us is to significantly grow our audience and our site traffic which should lead to increased ad impressions and revenue.

In fact, among the key metrics that we’ll be watching and following for the site and the network are the average number of monthly unique visitors to our sites, the quarterly page views on our network and the average page views per user.

These key metrics should be solid indicators of how we’re doing on our media growth strategy. And of course we’ll also be following many more metrics, and we’ve developed strong analytics and business intelligence capabilities to allow us to optimize both our revenue and consumer experience.

Over the coming quarters we’ll provide as much visibility as we can into the key metrics that drive the revenue growth of the business. And with the site launched and running smoothly now, we’re increasing our plans to distribute our MyRide content and advertising more broadly by building new syndication and network relationships such as those we currently have with ESPN and Earthlink, among others. More eyeballs translate into more ad impressions and more leads.

I also want to mention that based on the prior patent settlement, we’ve retained a major patent litigation firm and we’re finalizing a go-forward strategy and action plan.

We believe there are a number of companies who are infringing on our patents, and we intend to vigorously defend our intellectual property rights, but we do not expect a material outlay of cash related to these activities.

And now that I’ve spoken about some of our most immediate revenue generating opportunities, I’ll conclude with some thoughts on the other side of the equation expense management.

I’ve said before that I believe our expenses are out of line with the current size and scope of the company’s business and that one of our primary objectives is to implement a more scalable infrastructure that combined expense reductions with more efficient operations.

While we do not expect a large amount of CAPEX will be required to build this more flexible infrastructure, we believe the benefits will be significant.

Over the next to 12 to 15 months, we plan to remove more than $15 million in annual operating costs by adding new software systems, increasing automation, making necessary business process changes and updating obsolete systems.

We’re currently in the process of implementing a new revenue recognition system, an ad inventory management system, a financial reporting system and we’ve begun the planning for additional new financial and administrative systems. At the same time, we’re looking at further options to allow us to operate more efficiently.

We’ve recently taken an important although difficult step in our cost reduction efforts, which would reduce our headcount significantly, mostly in the areas of accounting and finance, information technology and other SG&A related areas, where staffing and costs have been above industry benchmarks.

This is expected to result in a $7.5 million annualized cost reduction. The benefit of these reductions will be realized over the next several months with the target of getting the company to cash flow break-even by the end of the second quarter of 2008 before working capital and CAPEX requirements.

Over the coming months, we’ll continue examining all of our vendor and contractor arrangements and reviewing all operational costs. We’ll be simplifying and adjusting processes accordingly to bring greater automation and flexibility to the company. All areas of the business will be under review.

It is our belief that even if we had minimal revenue growth from our current levels, we could, and we should be profitable by way of costs and infrastructure improvements. So, we will continue actively attacking the P&L on both fronts: revenue growth and expense reduction.

So, in summary we’re making important progress against a strong strategic plan in a great, high growth and high opportunity category. We still have much work to do and we’re highly committed to turning Autobytel to a growing and profitable company with excellent execution and efficient operations.

That concludes my comments. Operator we’re ready to take questions now.

Operator:	At this time I would like to remind everyone if you would like to ask a question, press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of John Knowles with Barrington.

John Knowles:	Hi guys, the, on your balance sheet you show $8 million in other liabilities non current, I was just wondering what does that mostly consist of?

Monty Houdeshell:	That’s - excuse me - John, that’s related to the patent litigation deferred revenue related to that.

John Knowles:	Oh like the Dealix litigation?

Monty Houdeshell:	Yes.

John Knowles:	Okay, all right. Thank you.

Operator:	Your next question comes from the line of George Grose with American Capital Partners.

George Grose:	Good afternoon. Jim, I guess I’m a little unclear as to the - like the drop in the advertising revenues? Like on a sequential basis, I mean if you could go through that, a little bit of that, all due to traffic, or pinpoint that please.

Jim Riesenbach:	Okay. Sure, George. So, the sequential decline in advertising was attributable to - two things - first of all we had some hiccups when we initially launched MyRide in beta at the beginning of the summer and transitioned some of our legacy sites over to the new platform, had some technical issues, and basically after a few weeks, transitioned the legacy sites back to the original platform until we could kind of refine those issues.

And so we had some issues for several weeks that impacted page views across the network. Secondarily, we, and we basically took us a little bit of time to continue to ramp up back to prior levels on the legacy sites, and of course the MyRide site didn’t really launch during that quarter.

Secondarily, we have felt that now that we’re getting MyRide launched, we’re starting our 2008 up-fronts with our advertiser base, it’s important that we really focus on the performance of the network so that we can assure that we can maximize our CPMs in the long run.

And what we saw was that - we, that there had been some lower performing acquired traffic in our network that we had been delivering to advertisers and had been negatively impacting the performance of the network.

And we felt that over time it was going to have a detrimental impact on our CPMs as we start to, you know, really gear up for 2008 and so we’ve had a concerted effort to reduce under performing ad impressions and inventory from the network and some of that is going to continue into the fourth quarter.

So, those are the two primary issues. We don’t see anything, kind of, systemic in the industry and we don’t’ see anything that we think is going to be enduring as far as the company.

George Grose:	Okay, and I guess maybe talk a little bit more about the, like, your path to break even, especially like on the cost side. I mean, it looks like you’re maybe moving a little bit ahead of pace there? Is that.?

Jim Riesenbach:	I’m going to let Monty take that one.

Monty Houdeshell:	Well, I don’t know whether it’s ahead of pace, but we’re certainly going to continue to attack aggressively. As we said, we can see our way clear right now to about $15 million in cost reductions and actions that we will take and systems that we will implement and have taken the action to get about half of that just this past week with some headcount reduction.

But, we’re going to be continuing to look for efficiencies, productivity improvements in the infrastructure that will allow us to operate much more efficiently than we do today.

George Grose:	So those $7.5 million, in like, will we start seeing them in fully, like in the first quarter or.?

Monty Houdeshell:	We’ll see some of it we won’t really see it fully until the second quarter over the next several months. Some of those people related to the headcount reductions will be transitioning out over the next few months and then we’ll have termination costs related to those reductions that we will incur during that period of time. But we should start to see it in the second quarter.

George Grose:	Okay, and what’s your headcount now?

Monty Houdeshell:	Headcount is, let’s see, it’s about two, about 300 today.

George Grose:	So it’s about 30, 35 or so that you’re, that’s impacted by the cost cuts or.?

Monty Houdeshell:	We haven’t said exactly what the number is but it’s in that, roughly in that area.

George Grose:	Okay. And maybe too, on the full $15 million, when do you think you’ll see that?

Monty Houdeshell:	It will be spread out over the next 12 to 15 months but we would expect to realize that all by the end of 2008.

George Grose:	Okay, and the last question here, in I guess, this year you’ve sold, I guess, two of your three CRM businesses, can you provide us with an update on your, on the remaining CRM business?

Jim Riesenbach:	Well, George - this is Jim again - what we’ve done is we’ve been very clear in announcing our strategy and our focus for the company going forward, it’s primarily oriented around the media space, the advertising space and of course the lead space where we deliver value to our dealers and have opportunities to grow into the media space as well.

Everything else that doesn’t fall into that, we constitute as non-core and therefore, we’re going to evaluate our alternatives there. At this stage, we haven’t announced any specific plans on that and probably are not prepared to really announce anything today.

George Grose:	Okay, thank you.

Operator:	Your next question comes from the line of Luke Langford with Langford Capital Management.

Luke Langford:	Hi Jim. Hi Monty. Curious, Jim, in this other call you mentioned that financially or operationally you’re not where you expected to be or wanted to be. I wonder if you could sort of address where all the, sort of why not from the operational standpoint and then maybe Monty could address financially, you know, why not?

Jim Riesenbach:	Sure, thanks for the question, Luke. So, I would say that we expected a couple of things to happen that took longer than we had hoped. You know, when I came in here, in the spring of 2006, we immediately started our shift to kind of a much more media-driven strategy and started to put the team in place and started to work against it.

It was absolutely our best hope and expectation that we were going to be able to get the MyRide site launched as quickly as possible and it was our hope that it would’ve been launched in the spring, or you know, early summer of 2007, not in the fall.

You know, unfortunately, as we got more deeply into existing contractual commitments, existing infrastructure and a lot of the work that’s needed to transition over time, our kind of our legacy platforms over to it, the project became more complex and additionally, as I mentioned, we ran into some technical issues as we launched the site in beta at the beginning of the summer.

So, I’d say the primary issues that we’ve had has been, you know, a delay in getting MyRide out the door and getting the revenue ramp up as we had hoped.

At the same time, we had worked over the end of 2006 and the beginning of 2007 to bring in a new CFO who’s going to work with me aggressively on the cost side of the business.

We were able to successfully bring Monty on board in the spring and Monty and I from that point forward had been, kind of relentlessly focused on doing the things that it’s going to take to get our costs in line.

There were many things that we had already started, including some of the systems and infrastructure that we talked about, but Monty’s been able to take a very active stance on that, particularly in terms of our finance and accounting organization, where we had a lot of work to do as well.

And so again, it’s taken longer on both sides than we’d like but we feel that we have very clear game plan now and we know where we’re headed. Monty, you want to elaborate on anything here?

Monty Houdeshell:	Well, I think the point just is that despite whatever progress we’ve made, we’re, you know, we just remain not satisfied and remain focused on continuous improvement.

The company has had a lot of complex processes and the costs attended to that and dismantling those and re-implementing simpler, more efficient processes is, take some time to evaluate, understand, and make sure we do it in a way that doesn’t cause the company any harm or be a distraction to the business.

Luke Langford:	Okay. Excellent, I appreciate the answer guys and the candidness. Jim, we’ve listened intently last year, you and Clint were in a sort of a dialogue on, I think it was the Q4 call, basically the same - this call last year on November 9.

And Clint had a couple questions, good ones for you, on you know, sort of where you saw, you know, operating margins and the percent of sales and you know, sort of different models you were emulating or looking to execute on.

And you referenced some work you had done looking at Move.com, WebMD, who is focused on a vertical space and had direct relationships on the trade side and other things, and that you weren’t really ready to comment at that point in time a year ago where you thought the model was going to look long term. I was wondering if you could help some of us long term holders see, sort of where your current thinking is on that now, and if you could elaborate.

Jim Riesenbach:	Absolutely. We have spent quite a bit of time really working through a long term enterprise model that we had actually been talking about for a period of time now and is actually up on our website in our investor area.

We have a three to five year game plan with growth objectives of in the $250 to $300 million range with operating margins in the 15 to 20% range. We believe that that’s achievable and of course a lot of it will be subject to the growth of MyRide and the advertising business.

We believe that over time, advertising will come to represent a majority of our revenues and like you’ve probably heard today, it’s less than 20% today. So, we think it’s going to be a fundamental shift and of course it’s going to be accompanied by significant continuing work to streamline and simplify the business and reduce our costs.

Luke Langford:	Right. We, you know, we saw your challenges out the gate, out of the gate with MyRide and you know, being a parent, any time you’re doing a major shift like that with a child or anything else, it’s sort of, you know, to be expected that things aren’t going to work perfectly.

So, we have no problems with that, but one thing that’s sort of caught our eye that we think a lot of people are missing is when we look around we see a lot of the internet giants are focused more now on advertising innovations versus, per se, innovative services and one of the things we sort of see when we model you guys, is that with the way you laid out MyRide, it really gives you the opportunity to segment your advertising market and so forth. Is that the model you’re looking where the site’s really going to help you drive your advertising dollars because of the way you’ve gone about initiating it?

Jim Riesenbach:	Yes, that’s - absolutely. If you look at the market opportunities, one of the things that was behind the strategy of MyRide was the recognition that we had that if you look at the consumer activities going on on the web today, in the automotive category, only about a third of the activity falls directly into the new and used car buying behaviors. Two thirds of the activities fall into a broad range of other categories, all which have very significant commercial opportunities.

So, for instance, I just came back last week with the SEMA show and. in Las Vegas, which is the major parts and accessories show. And there were several hundred thousand attendees there. This is a 40 billion dollar business out there and there’s very, very little consolidation on the Web of any of these activities.

It’s very fragmented out there and we were one of the major editorial sites covering the show. We believe that there’s opportunities to build up in the parts and accessories area with both manufacturers and retailers and at the same time we think that there’s an opportunity to diversify the ad base between the national advertisers, which has been our entire base to date, the national automotive manufacturers, and to build that segmentation so that we have programs for national manufacturers, for the regional dealer associations, who are spending a relatively small percentage of their media spend online today, but, we think we’ll increase it over time,athe local dealers who are ready to spend ad dollars, not just dollars to buy leads from us and we believe that there is many opportunities to do that as well as to expand our advertising reach by gaining ad inventory from other sites not just our own sites, but to actually start moving toward an ad network model.

Luke Langford:	Okay, yeah, I have a, sort of a follow up question there. I know it’s pretty basic for you guys to go after the manufacturers and so forth but the local markets are a lot more fragmented. Do you guys have a, sort of a philosophy on how you think you can leverage that or scale that across your sales network, where you can, you know, start penetrating those markets without a huge ramp up in personnel or what have you?

Jim Riesenbach:	Well the thing, the good news is that this is core to what or company does. This is our core asset and strength - is the dealer network we have in place.

We have thousands and thousands of new and used car dealers that we already have direct relationships with that are already purchasing leads from us, that are already purchasing other services from us.

And so basically we’re, we see an opportunity to leverage our existing infrastructure, our existing sales force, and build these new revenues streams without having to go and start scaling new and different efforts.

Of course, you know, all of these are dependent on our ability to grow the traffic on MyRide and grow the ad inventory but we remain confident that we’re going to be able to do that.

Luke Langford:	Okay, beautiful. And lastly, one thing that caught our eye, that we were really happy to see is that we saw that you and Monty both picked up some shares here in August.

And in Monty’s case, we thought it was a pretty decent sized block. We’re wondering was that of any employment agreement that he had or was that just his own free will out on the open market?

Monty Houdeshell:	No that was just my own free will.

Luke Langford:	Oh, okay. Well, beautiful. Listen guys, I - it’s great to see your progress and we’ll be in touch. Thanks for everything.

Jim Riesenbach:	Thank you.

Operator:	Your next question comes from the line of Brian Horey with Aurelian.

Brian Horey:	Hi, thanks for taking my call. I was wondering if you could give a little more insight into what the P&L will look like when you get to break even where the major line items, what should they comprise as a percent of revenue as you get to the middle of next year?

Monty Houdeshell:	Well, I think we would expect to see the, on the top line, we would expect to see the mix change by seeing revenue - or advertising revenue to become a greater percentage of the total, I think it was, Jim said, less than 20, I think 17% in this last quarter.

We would expect that to increase and as a result our cost of sales as a percent of revenue decline. And the other significant area we would see is reduction across all of the operating expenses.

Brian Horey:	So, what would be a bigger impact on the bottom line costs, goods sold or OpEx?

Monty Houdeshell:	Through the middle of next year?

Brian Horey:	Yes.

Monty Houdeshell:	I would say OpEx would have a greater impact.

Brian Horey:	Okay. Excuse me. You laid out a bunch of growth initiatives on the call. What metrics are you going to be providing to investors to measure the success of those efforts as you move forward?

Jim Riesenbach:	Well, the three areas that we talked about are, in the used business, where, as I said, less than 10% or our leads business today has been in used. So, we’re going to be obviously focused on showing that we’re growing the percentage of our leads from used vehicles over time.

Secondarily, we’re going to be, the second one was on the growth and diversifying our ad network. So, I think that it’s important that we are going to be showing that we’re growing the base of advertisers in our network.

Right now, our advertiser base is relatively small and it’s concentrated on the manufacturers As we grow into Tier 2 and Tier 3, the dealers and the regional associations, and into other categories, I think diversifying our ad base will be important. So, the number of advertisers will be key.

And then of course, the third and possibly most significant one is going to be growing the traffic and ad inventory and ad impressions on MyRide. And we’re going to be talking about, obviously, the number of users that come to the site, the engagement metrics, such as, how many pages did they look at, and basically we’re going to continue to focus on the RPMs and understanding how are we optimizing our ad inventory.

Brian Horey:	Okay. So we should expect some kind of core appliable metrics in all three of those areas going forward.

Jim Riesenbach:	That’s our goal.

Brian Horey:	Okay, thank you.

Operator:	At this time there are no further questions. Mr. Riesenbach, are there any closing remarks?

Jim Riesenbach:	I just want to thank everyone again for joining us today and for your interest in Autobytel and we look forward to updating you again next quarter.

Thank you.

Operator:	This concludes today’s Autobytel conference call. You may now disconnect.